SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 24, 2002

Date of Report (Date of earliest
event reported)

N2H2, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-26825	91-1686754

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

900 Fourth Avenue, Suite 3600, Seattle, WA 98164

(Address of Principal Executive Offices)	(Zip Code)

(206) 336-1501

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     On May 24, 2002 the board of directors of N2H2, Inc. adopted a shareholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of N2H2 common stock. The dividend is payable on May 31, 2002 to our shareholders of record on that date. In addition, the board of directors authorized the issuance of one preferred share purchase right for each additional share of common stock that becomes outstanding between May 31, 2002 and the earliest of:

•	the distribution date, which is the earlier of (i) the close of business on the tenth day (or a later date, as determined by the board of directors) after a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock and (ii) the close of business on the tenth day (or a later date, as determined by the board of directors) following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of N2H2 common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding common stock;

•	the date on which the preferred share purchase rights expire, May 24, 2012; and

•	the date, if any, on which we redeem the preferred share purchase rights.

     Each preferred share purchase right entitles its registered holder to purchase from us one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock, at a price of $2.75 per one one-thousandth of a preferred share, subject to adjustment as described below. The description and terms of the preferred share purchase rights are set forth in a Rights Agreement between N2H2 and Mellon Investor Services, LLC, as Rights Agent. A copy of the Rights Agreement is incorporated by reference to Exhibit 4.2 to the N2H2’s registration statement on Form 8-A filed June 3, 2002.

     Until the distribution date, the preferred share purchase rights will be evidenced by the certificates for the shares of common stock registered in the names of the holders, rather than by separate certificates. Therefore, until the distribution date, or earlier redemption or expiration of the preferred share purchase rights, the preferred share purchase rights will be transferred with and only with the shares of common stock.

     As soon as possible after the distribution date, if any, separate certificates evidencing the preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the distribution date and to initial record holders of common stock originally issued after the distribution date. These separate certificates alone will evidence the preferred share purchase rights from that time forward.

     The preferred share purchase rights are not exercisable until the distribution date and will expire on May 24, 2012, unless we redeem or exchange them before their expiration, as described below.

     To preserve the economic value of the preferred share purchase rights, the number of preferred shares or other securities issuable upon exercise of a preferred share purchase right, the exercise price, the redemption price and the number of preferred share purchase rights associated with each outstanding common share are all subject to adjustment by our board of directors. Our board of directors may make adjustments in the event of any change in the common or preferred shares, such as changes associated with stock dividends or stock splits, recapitalizations, mergers or consolidations, split-ups, split-offs or spin-offs, or distributions of cash, assets, options, warrants, indebtedness or subscription rights to holders of common or preferred shares.

     If a person or group acquires beneficial ownership of 15% or more of our outstanding shares of common stock, the preferred share purchase rights will entitle each right holder, other than the acquiror or any affiliate or associate of the acquiror, to purchase, for the exercise price, the number of shares of common stock having a then-current market value of two times the exercise price. Preferred share purchase rights that have been beneficially owned by the acquiror (or any affiliate or associate of the acquiror) will become void and nontransferable once that person acquires 15% or more of N2H2’s common stock or 50% or more of our assets or earning power. The acquiror (and any affiliate or associate of the acquiror) or any purported transferee or subsequent holder of the rights beneficially owned by the acquiror will be unable to exercise or transfer these preferred share purchase rights.

     At any time after a person becomes the beneficial owner of 15% or more of our outstanding common stock but before a person or group acquires N2H2 or 50% or more of our assets or earning power, our board of directors may elect to exchange each preferred share purchase right, other than those that have become void and nontransferable as described above, for shares of common stock, without payment of the exercise price. The exchange rate in this situation would be one share of common stock per preferred share purchase right.

     In addition, each of the following events would entitle each holder of a preferred share purchase right to purchase, for the exercise price, that number of shares of common stock of another entity having a then-current market value of two times the exercise price:

•	the acquisition of N2H2 in a merger by that entity;

•	a business combination between N2H2 and that entity; or

•	the sale or other transfer of 50% or more of our assets or earning power, in one or more transactions, to that entity.

     If for any reason the preferred share purchase rights cannot be exercised for shares of the other entity involved in a transaction described above, each holder of a preferred share purchase right would be entitled to exchange its right for an equivalent amount of cash from the other party. For so long as the rights agreement is in place, and the rights have not expired or been redeemed or exchanged by the N2H2 board of directors, the company is prohibited from entering into any of the transactions described above with any company unless the company agrees in writing to assume N2H2’s obligations under the rights agreement.

     At any time before any person or group acquires beneficial ownership of 15% or more of our outstanding common stock, our board of directors may redeem the preferred share purchase rights in whole, but not in part. The redemption price of $.001 per preferred share purchase right, subject to adjustment as provided in the Rights Agreement, may be paid in cash or shares of common stock.

     At any time before the distribution date, we may, without the approval of any holder of the preferred share purchase rights, supplement or amend any provision of the Rights Agreement, including the date on which the distribution date would occur, the time during which the preferred share purchase rights may be redeemed and the terms of the preferred shares issuable upon exercise of the preferred share purchase rights (valued at the current market price on the date of redemption).

     The preferred shares issuable upon exercise of the preferred share purchase rights have the following characteristics:

•	the preferred shares are not redeemable;

•	the holders of preferred shares will be entitled to a preferential quarterly dividend payment equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends on the common stock;

•	the holders of preferred shares will be entitled to 1,000 votes per share, voting together with the shares of common stock;

•	in the event of N2H2’s voluntary or involuntary dissolution, liquidation or winding up, the holders of preferred shares will be entitled to a preferential payment per share of all accrued and unpaid dividends and distributions per share, plus an amount equal to the greater of $1,000 and 1,000 times the distribution to be made per common share; and

•	in the event of any merger, business combination, consolidation or other transaction in which N2H2 common stock is exchanged for or changed into other stock or securities, cash or other property, the holders of preferred shares will be entitled to receive, per share, 1,000 times the amount received per common share.

     Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-thousandth interest in a preferred share issuable upon exercise of each preferred share purchase right should approximate the value of one share of N2H2 common stock. Customary antidilution provisions in the Rights Agreement are designed to protect that relationship in the event of specified changes in the common and preferred shares.

     We may, but are not required to, issue fractional shares that are an integral multiple of one one-thousandth of a preferred share upon the exercise of preferred share purchase rights. In lieu of fractional shares, we may utilize a depository arrangement as provided by the terms of the preferred shares. In the case of fractions other than one one-thousandth of a preferred share or integral multiples thereof, we may make a cash payment based on the market price of such shares.

     Until a preferred share purchase right is exercised, the holder will have no rights as a N2H2 shareholder, including, without limitation, the right to vote or receive dividends.

     As of May 24, 2002, there were approximately 22,089,627 shares of our common stock outstanding. Each share of common stock outstanding at the close of business on May 31, 2002, the record date, will receive a dividend of one preferred share purchase right. Our board of directors has reserved sufficient preferred shares for issuance upon exercise of the preferred share purchase rights.

     The preferred share purchase rights have certain antitakeover effects and will cause substantial dilution to a person or group that attempts to acquire N2H2 on terms not approved by our board of directors. The preferred share purchase rights should not affect any prospective offeror that is willing to negotiate with our board of directors or to make an all-cash offer at a full and fair price. Similarly, the preferred share purchase rights will not interfere with any merger or other business combination approved by our board of directors, because the board of directors may, at its option, redeem all, but not less than all, of the then-outstanding preferred share purchase rights at the redemption price.

     This summary of the preferred share purchase rights is not complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated into this current report by reference. A copy of the Rights Agreement is also available free of charge from N2H2, upon request.

Item 7. Exhibits

4.1	Rights Agreement, dated as of May 24, 2002, between N2H2, Inc. and Mellon Investor Services LLC, as Rights Agent, incorporated into this current report by reference to Exhibit 4.2 to N2H2’s Registration Statement on Form 8-A, filed June 3, 2002.

99.1	Press release issued May 29, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N2H2, INC.

Dated: May 31, 2002	By:	/s/ J. Paul Quinn

J. Paul Quinn Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Rights Agreement, dated as of May 24, 2002, between N2H2, Inc. and Mellon Investor Services LLC, as Rights Agent incorporated into this current report by reference to Exhibit 4.2 to N2H2’s Registration Statement on Form 8-A, filed June 3, 2002.

99.1	Press release issued May 29, 2002.

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